UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

May 28, 2009 (May 27, 2009)
(Date of Report (date of earliest event reported))

Hughes Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-33040	13-3871202
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee IdentificationNumber)

11717 Exploration Lane, Germantown, Maryland 20876
(Address of principal executive office and Zip code

 (301) 428-5500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

    On May 27, 2009, Hughes Network Systems, LLC (“HNS”), a wholly-owned subsidiary of Hughes Communications, Inc., and HNS Finance Corp. (together with HNS, the “Issuers”), completed the private offering of $150.0 million aggregate principal amount of 9 1/2% senior notes due 2014 (the “Notes”) pursuant to the terms of a purchase agreement, dated May 20, 2009, by and among the Issuers, certain subsidiaries of HNS, as guarantors (the “Guarantors”), and J.P. Morgan Securities Inc. (the “Initial Purchaser”). The Initial Purchaser or its affiliates have from time to time provided, and may in the future provide, various financial advisory, investment banking and commercial banking services for HNS and its affiliates for which they have received or expect to receive customary fees and reimbursement of expenses. Affiliates of the Initial Purchaser serve as administrative agent under HNS’s revolving credit facility and administrative agent and syndication agent under the Issuers’ unsecured term loan facility.  In addition, an affiliate of the Initial Purchaser is a lender under HNS’s revolving credit facility.

The terms of the Notes are substantially identical to those of the Issuers’ existing $450.0 million aggregate principal amount of 9 ½% Senior Notes due 2014 issued on April 13, 2006 (the “Existing Notes”), but the Notes have been issued under a new indenture, will not vote together with the Existing Notes and will not necessarily trade with the Existing Notes.

    The Notes are governed by the terms of the Indenture, dated as of May 27, 2009, among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Indenture”). The Issuers will pay interest on the Notes on April 15 and October 15 of each year, beginning on October 15, 2009. The Notes will mature on April 15, 2014. The Notes are redeemable at the Issuers’ option prior to maturity. The Indenture, similar to the indenture governing the Existing Notes, contains negative covenants which restrict the ability of HNS and its restricted subsidiaries to engage in certain transactions and customary events of default.

The Issuers’ obligations under the Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by each of HNS’ current and future domestic subsidiaries that guarantee any of its indebtedness or indebtedness of other subsidiary guarantors, including HNS’ revolving credit facility, unsecured term loan facility and the Existing Notes.

The Notes and guarantees thereof are senior unsecured obligations of the Issuers and the Guarantors and rank equally in right of payment with all of the Issuers’ and the Guarantors’ existing and future senior unsecured indebtedness, and senior to all of the Issuers’ and the Guarantors’ future senior subordinated and subordinated indebtedness. The Notes and guarantees thereof are effectively subordinated to all of the Issuers’ and the Guarantors’ existing and future secured indebtedness, to the extent of the collateral securing such indebtedness. The Notes are structurally subordinated to all existing and future liabilities, including trade payables, of HNS’ subsidiaries that do not issue guarantees of the Notes.

The Issuers intend to use the net proceeds of the offering for general corporate purposes, which could include working capital needs, corporate development opportunities (which may include acquisitions), capital expenditures and opportunistic satellite fleet expansion.

In connection with the issuance of the Notes, the Issuers, the Guarantors and the Initial Purchasers entered into a registration rights agreement, dated as of May 17, 2009 (the “Registration Rights Agreement”), pursuant to which the Issuers have agreed, among other things, to offer to exchange the Notes for a new issue of substantially identical notes that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). In the event the Issuers breach their obligations under the Registration Rights Agreement to consummate the registered exchange offer or file a shelf registration statement under certain circumstances, the Issuers will be obligated to pay liquidated damages to holders of Notes in an amount equal to 0.25% per annum of the principal amount of the Notes, which amount will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults under the Registration Rights Agreement have been cured, up to a maximum amount of 1.00% per annum.

The Notes were offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A of the Securities Act and in offshore transactions to non-United States persons in reliance on Regulation S of the Securities Act. The offering of the Notes was not registered under the Securities Act, and the Notes may not be offered or sold within the United States, or to, or for the account or benefit of, any United States persons absent such registration or an applicable exemption from such registration requirement. This report shall not constitute an offer to sell or a solicitation of an offer to purchase any notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

(a)	See Item 1.01, which is incorporated herein by reference.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hughes Communications, Inc.

Date: May 28, 2009	By:	/s/ Dean A. Manson
	Name:	Dean A. Manson
	Title:	Senior Vice President,
General Counsel and Secretary

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